Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2018, with respect to the financial statements included in the Annual Report of Moleculin Biotech, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Moleculin Biotech, Inc. on Form S-1 (File No. 333-214898), Form S-3 (File No. 333-219434) and Form S-8 (File No. 333-212619).

/s/GRANT THORNTON LLP

Houston, Texas
March 28, 2018